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Weyerhaeuser Reports 1st Quarter Loss

FEDERAL WAY, Wash. (May 5, 2009) – Weyerhaeuser Company (NYSE: WY) today reported a net loss of $264 million for the first quarter, or $1.25 per share, on net sales of $1.3 billion.

This compares with a net loss of $148 million, or $0.70 per share, on net sales from continuing operations of $2.0 billion for the same period last year.

SIGNIFICANT FIRST QUARTER 2009 AFTER-TAX ITEMS

	After-Tax Charge ($ millions)	Charge per diluted share (dollars)
Closures, restructuring and asset impairments, primarily for Wood Products	$(46)	$(0.22)
Impairments and reserves for Real Estate assets	$(45)	$(0.21)
Corporate restructuring and asset impairments	$(17)	$(0.08)
Reserve for an agreement in principle to settle alder litigation	$(12)	$(0.06)

Excluding these items, the company reported a net loss of $144 million, or $0.68 per share, in the first quarter of 2009.

SIGNIFICANT FIRST QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Charge ($ millions)	Charge per diluted share (dollars)
Closures and asset impairments, primarily for Wood Products	$(40)	$(0.19)
Impairments and reserves for Real Estate assets	$(35)	$(0.17)
Reserve for litigation	$(11)	$(0.05)
Environmental reserve adjustment	$(11)	$(0.05)

Excluding these items, the company’s net loss was $51 million, or $0.24 per share, in the first quarter of 2008.

“The recession hit us hard and affected the results we announced this morning,” said Dan Fulton, president and chief executive officer. “Declining revenues during the quarter reflect reduced volume and depressed prices across all of our product lines. In response, we’ve curtailed production capacity and reduced timber harvest levels. While we achieved our $375 million in previously announced cost reductions ahead of schedule, our current performance is unacceptable. Our priority is to put into place a competitive cost structure that will allow our business portfolio to achieve top quartile results regardless of economic conditions.”

SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	1Q 2009	1Q 2008	Change
Net earnings (loss)	$(264)	$(148)	$(116)
Earnings per share	$(1.25)	$(0.70)	$(0.55)
Net sales from continuing operations	$1,275	$2,042	$(767)

SEGMENT RESULTS FOR FIRST QUARTER
(Contributions to Pre-Tax Earnings)

Millions	1Q 2009	1Q 2008	Change
Timberlands	$40	$112	$(72)
Wood Products	$(266)	$(277)	$11
Cellulose Fibers	$31	$56	$(25)
Real Estate	$(96)	$(74)	$(22)

TIMBERLANDS

	1Q 2009	4Q 2008	Change
Contribution to pre-tax earnings (millions)	$40	$62	$(22)

1Q 2009 Performance – Fee harvest declined, primarily due to market conditions. Log prices were lower in both export and domestic markets. This was partially offset by lower operating costs, primarily for fuel and silviculture activities. Segment earnings include losses related to international operations of $7 million in the first quarter and $10 million in the fourth quarter.

2Q 2009 Outlook – Weyerhaeuser expects second quarter 2009 earnings from the segment to be comparable to first quarter, as challenging market conditions persist.

WOOD PRODUCTS

	1Q 2009	4Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	$(266)	$(960)	$694

1Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s results improved by $23 million, resulting in a lower loss in the first quarter.

•	First quarter 2009 included charges of $71 million for closures, restructuring and asset impairments, and a $19 million reserve for an agreement in principle to settle alder litigation.
•	Fourth quarter 2008 included charges of $733 million for the impairment of goodwill, and $28 million for closures, restructuring and impairment of other intangible assets.

Cost control measures and facility closures, combined with lower log costs, more than offset reduced sales volumes for all product lines and lower lumber and oriented strand board prices.

2Q 2009 Outlook – Weyerhaeuser expects a smaller operating loss for the segment in second quarter due to cost reductions resulting from first quarter facility closures and other cost control measures. The company anticipates lower raw material costs and slightly higher sales volumes.

CELLULOSE FIBERS

	1Q 2009	4Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	$31	$(29)	$60

1Q 2009 Performance – Excluding a fourth quarter charge of $94 million for the impairment of goodwill, the segment’s earnings declined $34 million in the first quarter.

First quarter earnings from operations decreased, primarily due to a significant decline in pulp price realizations and lower capacity utilization as the company slowed production to match declining demand for its products. This was partially offset by lower fiber, freight and maintenance costs.

2Q 2009 Outlook – Expenses associated with a planned major boiler maintenance project, other annual maintenance outages and lower pulp prices are expected to result in a second quarter loss.

REAL ESTATE

	1Q 2009	4Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	$(96)	$(630)	$534

1Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s loss increased $14 million in first quarter.

•	Asset impairments, restructuring and investment-related charges were $72 million in the first quarter compared to $484 million in the fourth quarter.
•	First quarter included a gain of $6 million from a land condemnation compared to a $130 million loss on land sales in the fourth quarter.

Homebuilding operations closed 429 units, a 43 percent decrease from fourth quarter, reflecting a seasonal decline and continued weak market conditions. The average price of home sales closed was slightly lower than the previous quarter, primarily due to mix.

2Q 2009 Outlook – Despite extremely difficult housing market conditions, Weyerhaeuser expects second quarter home sale closings to increase slightly from first quarter levels, but at lower average sales prices.  Excluding impairments and restructuring charges, the segment’s loss from homebuilding operations is expected to approximate the first quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2008, sales were $8 billion. It has offices or operations in 10 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.wy.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on May 5 to discuss first quarter results.

To access the conference call from within North America, dial 1-800-240-4186 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-262-2053. Replays will be available for one week at 1-800-405-2236 (access code – 11130409#) from within North America and at 1-303-590-3000 (access code – 11130409#) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q1 2009 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions.  Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements.  There is no guarantee that any of the events anticipated by these forward-looking statements will occur.  If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition.  The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions.  They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.”  In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the second quarter of 2009, including the company’s markets, the effect of facility closures and cost control measures in the wood products segment, fee timber harvests and log prices, demand and pricing for our wood products, decreases in raw material costs for our wood products segment, increased expenses for annual planned maintenance in the Cellulose Fiber segment, demand and prices for pulp, home sale closings and prices, earnings and performance of our business segments, capital expenditures and the timing of debt repayments.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including the level of interest rates, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;
•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;
•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;
•	the restructuring of the Company’s business support functions;
•	performance of the company’s manufacturing operations, including maintenance requirements;
•	raw material prices;
•	energy prices;
•	transportation costs;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;
•	the level of competition from domestic and foreign producers;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	changes in accounting principles;
•	the effect of weather;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters; and
•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China.  It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.